Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 29, 2016
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank (the “Bank”), recently reported consolidated financial results for the fourth quarter and year of 2015. For the three months ended December 31, 2015, consolidated net income was $490,000, or $0.06 per diluted share. This compared to consolidated net income of $1,382,000, or $0.17 per diluted share, for the prior quarter and $1,642,000, or $0.20 per diluted share for the same period a year ago. The decrease in net income is attributable to one-time merger related expenses of $1,326,000, net of taxes ($1,971,000 pre-tax), associated with the Mother Lode Bank acquisition completed in December 2015.

Consolidated net income for 2015 totaled $4,908,000, or $0.61 per diluted share, representing a decrease of 31.1% compared to consolidated net income of $7,122,000, or $0.89 per diluted share for 2014. Year-to-date results in 2014 included a $1.88 million reversal of loan loss provisions related to the recovery of a charged off loan which bolstered net income in 2014 from normal operations, and combined with the 2015 merger expenses, further contributed to the year-over-year decrease in earnings.

Total assets were $897 million at December 31, 2015, an increase of $103.3 million over September 30, 2015 and $147.4 million over December 31, 2014. Gross loans were $541 million as of December 31, 2015, an increase of $63.7 million over September 30, 2015, and an increase of $86.6 million over December 31, 2014. The Company’s total deposits were $814.7 million as of December 31, 2015, an increase of $102.1 million over September 30, 2015, and an increase of $145.1 million over December 31, 2014.

The balance sheet growth figures include acquired balances of $77.3 million in assets, including $45.8 million in gross loans, and $71.1 million in total deposits from Mother Lode Bank, which if excluded would equate to organic year-over-year growth from normal operations of $70.1 million in assets, including $40.8 million in gross loans, and $74.0 million in total deposits.

Net interest income was $6,647,000 for the three months ended December 31, 2015, a slight increase of $26,000 from the $6,621,000 for the same period last year. The Company has managed to offset the compression of loan yield with strong loan growth resulting in the slight increase to net interest income. The Company’s net interest margin for the three months ended December 31, 2015 was 3.62%, compared to 3.61% for the prior quarter and 4.19% for the same period last year.

“Fourth quarter results were notably influenced by the Mother Lode acquisition. After absorbing these initial short-term expenses, we are excited about the long-term prospects the merger will bring and the financial impact it will have in 2016,” stated Chris Courtney, President and CEO of the Company and the Bank.

Non-interest expense for the three months ended December 31, 2015 totaled $7,085,000, compared to $5,299,000 during the prior quarter, and $5,252,000 for the same period last year. The increase compared to the prior year is mainly attributed to, as previously mentioned, one-time merger related expenses of $1,971,000 recorded in 2015. Additionally, the increase compared to the same period last year corresponds to growth in full time equivalent staff from 148 to 158, as well as, the addition of the newly constructed Downtown Sonora branch which opened in December 2015. Deposit servicing costs have also increased as a result of the increase in the number of deposit accounts.

Non-interest income for the three months ended December 31, 2015 totaled $962,000, compared to $965,000 during the prior quarter, and $1,086,000 for the same period last year. The decrease compared to the fourth quarter of 2014 is primarily the result of a $159,000 decrease in gains on called investment securities.

Non-performing assets as of December 31, 2015 were $8,167,000, or 0.91% of total assets, compared to $5,123,000, or 0.65% of total assets as of September 30, 2015, and $5,584,000, or 0.74% at December 31, 2014. The ratio of loan loss reserves to gross loans decreased to 1.36% as of December 31, 2015, compared to 1.55%, at September 30, 2015, and 1.66% at December 31, 2014. The increase in non-performing assets is due to one existing loan relationship that was placed on non-accrual status during the fourth quarter and the additional non-performing assets that were acquired from Mother Lode Bank. Improvement in economic conditions and noted trends of credit quality have allowed the Company to maintain its reserve level in spite of recent loan growth. Accordingly, the Company did not record a provision for loan losses in 2015. Additionally, loans acquired from Mother Lode Bank are recorded at fair value and thus did not require a loan loss reserve, which further decreased the loan loss reserve as a percentage of gross loans.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2015	2015	2015	2015	2014

Net interest income	$6,647	$6,354	$6,200	$6,201	$6,621
(Recovery of) provision for loan losses	-	-	-	(125)	-
Non-interest income	962	965	1,156	1,027	1,086
Non-interest expense	7,085	5,299	5,193	5,099	5,252
Net income before income taxes	524	2,020	2,163	2,254	2,455
Provision for income taxes	34	638	653	728	813
Net income	$490	$1,382	$1,510	$1,526	$1,642

Earnings per common share - basic	$0.06	$0.17	$0.19	$0.19	$0.21
Earnings per common share - diluted	$0.06	$0.17	$0.19	$0.19	$0.20
Dividends paid per common share	$-	$0.11	$-	$0.100	$-
Return on average common equity	2.49%	7.17%	7.94%	8.22%	8.80%
Return on average assets	0.24%	0.70%	0.81%	0.82%	0.91%
Net interest margin (1)	3.62%	3.61%	3.70%	3.74%	4.19%
Efficiency ratio (2)	66.65%	66.95%	68.23%	70.56%	64.50%

Capital - Period End
Book value per common share	$9.69	$9.55	$9.43	$9.39	$9.29

Credit Quality - Period End
Nonperforming assets/ total assets	0.91%	0.65%	0.68%	0.70%	0.74%
Loan loss reserve/ gross loans	1.36%	1.55%	1.59%	1.63%	1.66%

Period End Balance Sheet
($ in thousands)
Total assets	$897,038	$793,723	$764,008	$753,552	$749,665
Gross loans	541,032	477,327	463,463	453,165	454,471
Nonperforming assets	8,167	5,123	5,197	5,246	5,584
Allowance for loan losses	7,356	7,389	7,390	7,409	7,534
Deposits	814,679	712,577	683,937	672,991	669,581
Common equity	78,263	77,147	76,165	75,816	75,041

Non-Financial Data
Full-time equivalent staff	158	150	152	148	148
Number of banking offices	16	15	15	15	15

Common Shares outstanding
Period end	8,078,155	8,078,155	8,072,655	8,075,355	8,074,855
Period average - basic	7,996,644	7,994,857	7,992,296	7,972,225	7,960,108
Period average - diluted	8,045,090	8,040,577	8,036,691	8,024,756	8,015,511

Market Ratios
Stock Price	$10.40	$9.46	$9.86	$9.86	$10.16
Price/Earnings	42.78	13.79	13.01	12.70	12.41
Price/Book	1.07	0.99	1.05	1.05	1.09

	YEAR ENDED
	DECEMBER 31,
	2015	2014

Net interest income	$25,402	$25,289
(Recovery of) provision for loan losses	(125)	(1,877)
Non-interest income	4,110	3,764
Non-interest expense	22,676	20,234
Net income before income taxes	6,961	10,696
Provision for income taxes	2,053	3,574
Net income	$4,908	$7,122

Earnings per common share - basic	$0.61	$0.90
Earnings per common share - diluted	$0.61	$0.89
Dividends paid per common share	$0.21	$0.17
Return on average common equity	6.41%	10.07%
Return on average assets	0.63%	1.03%
Net interest margin (1)	3.66%	4.11%
Efficiency ratio (2)	68.07%	67.38%

Capital - Period End
Book value per common share	$9.69	$9.29

Credit Quality - Period End
Nonperforming assets/ total assets	0.91%	0.74%
Loan loss reserve/ gross loans	1.36%	1.66%

Period End Balance Sheet
($ in thousands)
Total assets	$897,038	$749,665
Gross loans	541,032	454,471
Nonperforming assets	8,167	5,584
Allowance for loan losses	7,356	7,534
Deposits	814,679	669,581
Common equity	78,263	75,041

Non-Financial Data
Full-time equivalent staff	158	148
Number of banking offices	16	15

Common Shares outstanding
Period end	8,078,155	8,074,855
Period average - basic	7,989,088	7,938,052
Period average - diluted	8,036,845	7,992,731

Market Ratios
Stock Price	$10.40	$10.16
Price/Earnings	16.93	11.32
Price/Book	1.07	1.09

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.